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                                                                    Exhibit 4.2


                CARREKER CORPORATION DIRECTOR STOCK OPTION PLAN


    WHEREAS, on March 30, 1998, Carreker Corporation (the "Company") adopted the Carreker Corporation Director Stock Option Plan, which was approved by its shareholders; and

    WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company to amend and restate such plan effective as of July 19, 2001, subject to the approval of the Company's stockholders, and the plan shall be known as the Carreker Corporation Director Stock Option Plan (the "Plan").

    NOW, THEREFORE, the terms of the Plan shall be as follows:

SECTION 1. PURPOSE.

    The purpose of this Plan of the Company is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's continued progress and thus to provide them with a further incentive to continue as directors of the Company.

SECTION 2. ADMINISTRATION.

    The Plan shall be administered by the Compensation Committee (the "COMMITTEE") appointed by the Board of Directors of the Company. Awards of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic as described in section 6 hereof. However, all questions or interpretation of the Plan or of any opinions issued under it shall be determined by the Committee and such determination shall be final and binding upon all persons having an interest in the Plan. Any or all powers and discretion vested in the Committee under the Plan may be exercised by any subcommittee so authorized by the Committee.

SECTION 3. PARTICIPATION IN THE PLAN.

    All directors of the Company shall be eligible to participate in the Plan unless they are employees of the Company or any subsidiary of the Company.

SECTION 4. STOCK SUBJECT TO THE PLAN.

    The stock which is made the subject of awards granted under the Plan shall be the Company's Common Stock ("COMMON STOCK"), par value $.01 per share. The total number of shares issuable under the Plan shall not exceed 200,000 shares (subject to adjustment under Section 11). If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

SECTION 5. NON-STATUTORY STOCK OPTIONS.

    All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986.

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SECTION 6. TERMS, CONDITIONS AND FORM OF OPTIONS.

    Each option granted under the Plan shall be evidenced by a written agreement in such form as the Committee shall from time to time approve (the "OPTION AGREEMENT"), which agreements shall comply with and be subject to the following terms and conditions:

    a. OPTION GRANT DATES. Options shall be granted automatically to each director on the first business day of the Board Compensation Year (the "date of grant").

        "BOARD COMPENSATION YEAR" shall mean the period from August 1 through July 31, commencing August 1, 2001.

    b. OPTION AWARD. Each director shall be granted an option for shares, exercisable at the "Fair Market Value" of the shares as of the date of grant. The number of shares covered by the option shall be determined by calculating the "Fair Value" of the stock option using the Black-Scholes pricing model, taking into account the exercise price and expected term of the option, the current price of the stock, its expected volatility, the expected dividend yield on the stock, and the risk-free interest rate during the expected term of the option. The Fair Value of the option award shall be equal to $60,000.

        "FAIR MARKET VALUE" shall mean the last sales price of the Company's Common Stock at the close of business on the relevant Grant Date as reported on the Nasdaq National Market.

    c. LIMITED TRANSFERABILITY. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than (i) by will or, if he dies intestate, by the laws of descent and distribution of the state of his domicile at the time of his death, or (ii) to an immediate family member or trust, corporation, partnership or other entity controlled by the director or an immediate family member or in which the director or an immediate family member is a beneficiary, partner, shareholder or member. The term "immediate family member" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships. The transferee of a director shall not have the right to transfer the options transferred to him except by will or, if he dies intestate, by the laws of descent and distribution. A transfer to a minor shall not be permitted except pursuant to the Uniform Transfers to Minors Act or similar legislation. If a director transfers an option he shall immediately notify the Committee in writing of the name and address of the transferee, the number of options transferred and the date the transfer was made. Except as provided above, no option or interest therein may be transferred, assigned, pledged or hypothecated by the director during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

    d. VESTING; TERM OF OPTION. Options shall become vested over the Board Compensation Year on a calendar quarter basis, 25% on October 31, 25% on January 31, 25% on April 30, and 25% on July 31, provided that the director continues to serve as a director on each vesting date. No option shall be exercisable after the expiration of ten (10) years from the date on which such option is granted. Each option shall be exercisable during the entire term of the option; provided, however, that if an optionee dies before exercising any vested options, such options shall remain exercisable for a period of one (1) year following his date of death.

    e. EXERCISE OF OPTION. An option granted hereunder may be exercised only by delivering a written notice to the Company accompanied by payment of the full consideration for such shares as to which such options are exercised. Unless otherwise prohibited by the Option Agreement, such consideration may be paid by delivery of shares of Common Stock or a combination of cash and shares of Common Stock; any such shares shall be valued at the fair market value of such shares on the date of exercise. Options may be exercised in full or in part for whole shares

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        (no fractional shares will be issued). The written notice referred to above shall specify the number of shares the optionee then desires to purchase.

        If any option has not been fully exercised on the last day of the term ("expiration date"), and the option exercise price is less than the then current Fair Market Value of the option shares, the unexercised portion of the Option shall be deemed exercised on such expiration date. In such event, shares of Common Stock shall not be issued until the option price and any other required amounts have been paid.

    f. EXERCISE BY REPRESENTATIVE FOLLOWING DEATH OF DIRECTOR. Upon the death of a director, his options shall be exercisable by the person or persons entitled to do so under his will or by written designation filed with the Committee, or, if the director shall fail to make testamentary disposition of said options or shall die intestate, by the director's legal representative or representatives. All such options must be exercised prior to the specified expiration date of such options as provided in Section 6(d). Any exercise by a representative shall be subject to the provisions of this Plan.

    g. PRORATION. In the event an optionee ceases to be a director of the Company for any reason before the full vesting of any option award, such option shall terminate in respect to the nearest whole number of optioned shares that are not vested.

SECTION 7. MODIFICATION, EXTENSION AND RENEWAL OF OPTIONS.

    The Committee shall have the power to modify, extend or renew outstanding options and authorize the grant of new options in substitution therefore, provided that any such action may not have the effect of altering or impairing any rights or obligations of any option previously granted without the consent of the director.

SECTION 8. ASSIGNABILITY.

    The rights and benefits under this Plan shall not be assignable or transferable by the director excepted as provided herein.

SECTION 9. PLAN TERM.

    The Plan shall remain in effect until July 31, 2011. All options for shares subject to the Plan shall be granted not later than such date.

SECTION 10. LIMITATION OF RIGHTS.

    a. NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, expressed or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

    b. NO SHAREHOLDERS' RIGHT FOR OPTIONS. An optionee shall have no rights as a shareholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefore, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

SECTION 11. ADJUSTMENT OF NUMBER OF SHARES.

    In the event that a stock dividend or stock split shall hereafter be declared with respect to the Company's Common Stock, the number of shares of Common Stock then subject to any outstanding option under the Plan and the number of shares reserved for issuance pursuant to the Plan but not yet

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covered by an outstanding option shall be adjusted by adding to each such shares the number of shares which would be distributable thereon if such share had been outstanding on the date fixed for determining the shareholders entitled to receive such stock dividend or stock split. In the event that the outstanding shares of Common Stock shall be changed into or exchanged for a different number or kind of shares of stock or other securities of the Company, whether through reorganization, recapitalization or reclassification, then there shall be substituted for each share of Common Stock subject to an outstanding option and for each share of Common Stock reserved for delivery pursuant to the Plan but not yet covered by an option, the number and kind of shares of stock or other securities in to which each outstanding share of Common Stock shall be so changed or for which each such share shall be so exchanged. In the event there shall be any change other than as specified above in this Section 11 or in
Section 12 in the outstanding shares of Common Stock or of any stock or other securities into which such Common Stock shall have been changed or for which it shall have been exchanged, then the Committee may make such adjustment or change, if any, as it deems equitable in the number or kind of shares or other securities then subject to outstanding options. In the case of any such substitution or adjustment provided for in this Section 11, the option price for each share covered by outstanding options prior to such substitution or adjustment will be the option price for all shares of stock or other securities which shall have been substituted for such share or to which such share shall have been adjusted pursuant to this Section 11. No adjustment or substitution provided for in this Section 11 shall require the Company to sell a fractional share, and any fractional share resulting from any such adjustment or substitution shall be eliminated from the option in question.

SECTION 12. BUSINESS COMBINATIONS.

    In the event that, while there remain options outstanding hereunder, there shall occur a dissolution of the Company, a merger or consolidation in which the Company is not the surviving corporation (for such purpose, the Company shall not be deemed the surviving corporation in any such transaction if, as a result thereof, it becomes a wholly owned subsidiary of another corporation) or a transfer, in one or a series of related transactions, of substantially all of the assets of the Corporation:

    (a) If a provision is made in writing in connection with such transaction for the assumption and continuance of any such option, or the substitution for such option of a new substantially equivalent option covering different shares or securities, with appropriate adjustment as to the number and kinds of shares or other securities deliverable with respect thereto, the existing option, or the new option substituted therefore, as the case may be, shall continue in the manner and under the terms provided; or

    (b) If provision is not made in such transaction for the continuance and assumption of any such option or for the substitution of a new substantially equivalent option, then the holder of such option shall be entitled immediately prior to the effective date of any such transaction to purchase the full number of shares covered by such option whether or not then exercisable as to such shares. The unexercised portion of any option shall be deemed cancelled as of the effective date of such transaction.

SECTION 13. EFFECTIVE DATE OF PLAN; SHAREHOLDER APPROVAL.

    The Plan was amended and restated effective July 19, 2001, subject to approval of the Company's shareholders.

SECTION 14. AMENDMENT OF THE PLAN.

    The Board of Directors may suspend or discontinue the plan or amend it in any respect whatsoever; provided, however, that without approval of the shareholders of the Company, no revision or amendment shall increase the number of shares subject to the Plan (except as provided in
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Section 11), change the designation of the class of directors eligible to receive options, or materially increase the benefits accruing to participants under the Plan.

SECTION 15. NOTICE.

    Any written notice to the Company or the Committee required by any provisions of the Plan shall be addressed to the Secretary of the Company and shall become effective when it is received.

SECTION 16. GOVERNING LAW.

    The Plan and all determinations made and actions taken pursuant thereto shall be governed by the laws of the State of Texas and construed accordingly.